RUBIO CPA, PC

CERTIFIED PUBLIC ACCOUNTANTS	2727 Paces Ferry Road SE
Building 2, Suite 1680
Atlanta, GA 30339
Office: 770 690-8995

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 31, 2022, relating to the balance sheet of Castle Placement Group, LLC as of December 31, 2021 and 2020, and the related statements for the years then ended and the related notes and disclosures to the financial statements.

Rubio CPA, P.C. Atlanta, GA

August 17, 2022